Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of ATIF Holdings Limited

We hereby consent to the inclusion in this Amendment No.1 to Registration Statement on the Form S-1 (No. 333-286034) dated April 18, 2025 of ATIF Holdings Limited and its subsidiaries (collectively the “Company”) of our report dated on November 13, 2024, relating to our audits of the accompanying consolidated balance sheets of the Company as of July 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two- year period ended July 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 18, 2025